Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

LIONHEART ACQUISITION CORP.

I, Ophir Sternberg, being the Chief Executive Officer of Lionheart Acquisition Corp., a corporation existing under the laws of the State of Delaware (the “Corporation”), do hereby certify as follows:

First.       The name of the Corporation is: Lionheart Acquisition Corp.

Second.   The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary”) on December 23, 2019 (the “Certificate of Incorporation”).

Third.       The Certificate of Incorporation is hereby amended by striking Article FIRST thereof in its entirety and substituting in lieu thereof a new Article FIRST, which shall read in its entirety as follows:

“FIRST: The name of the corporation is: Lionheart Acquisition Corporation II (the “Corporation”)”

Fourth.   This Certificate of Amendment of Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned affirms that the statements made herein are true under the penalties of perjury, this 23rd day of July, 2020.

/s/ Ophir Sternberg
Name: Ophir Sternberg
Title: Chief Executive Officer